SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

INNOVIVA, INC.

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Domestic Fund LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Fund GP LLC

Sarissa Capital Fund GP LP

Sarissa Capital Offshore Fund GP LLC

Sarissa Capital Management GP LLC

Sarissa Capital Management LP

Dr. Alexander J. Denner

Mr. Mark DiPaolo

Mr. George W. Bickerstaff, III

Mr. Jules Haimovitz

Dr. Odysseas Kostas

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 10, 2017, Sarissa Capital Management LP, together with the other Participants (as defined below), issued the following press release in connection with its solicitation of proxies for the 2017 annual meeting of shareholders of Innoviva, Inc. The Participants also posted the press release to www.dfking.com/INVA:

SARISSA CAPITAL COMPELLED TO CLARIFY EGREGIOUS MISSTATEMENTS MADE BY INNOVIVA

************

ISS and Glass Lewis both recommend that Innoviva shareholders vote on Sarissa’s GOLD PROXY CARD

ISS and Glass Lewis both say DO NOT VOTE ON MANAGEMENT’S WHITE CARD

Greenwich, CT, April 10, 2017 – Sarissa Capital Management LP (“Sarissa”) today made the following statement regarding the latest misleading statements made by Innoviva, Inc. (NASDAQ: INVA).

In an extremely misleading public announcement, we believe Innoviva is trying to misinform its shareholders regarding the recent recommendations of ISS and Glass Lewis, the leading independent proxy voting and corporate governance firms. Notably, Innoviva juxtaposes comments about ISS and Glass Lewis with Innoviva’s own recommendation for whom shareholders should vote, without providing clear indication about, and thus obscuring, who is making the recommendation. In fact, while the Innoviva press release purports to be a commentary on ISS and Glass Lewis, not only are both firms not even discussed until the end of the press release, but the press release never mentions their actual recommendations. To be clear:

ISS AND GLASS LEWIS BOTH RECOMMEND THAT INNOVIVA SHAREHOLDERS VOTE ON SARISSA’S GOLD PROXY CARD. ISS RECOMMENDS ALL THREE SARISSA NOMINEES AND GLASS LEWIS RECOMMENDS TWO SARISSA NOMINEES. ISS AND GLASS LEWIS RECOMMEND THAT SHAREHOLDERS DO NOT VOTE ON MANAGEMENT’S WHITE CARD.

It is quite disturbing to us that Innoviva has misled, and continues to mislead, its shareholders. Recall other misstatements made by Innoviva throughout this proxy contest:

Misstatement #1 – Innoviva claimed that we are seeking to take effective control of the board. This is not true, we are seeking a minority position on the board.

Misstatement #2 – Innoviva claimed that Dr. Denner’s cost-cutting at Enzon resulted in catastrophic value destruction. This is not true. Enzon’s royalty revenues have declined due to expirations of royalties and less usage of the drugs from which the company received these royalties. In fact, the new board cut expenses so that more of the royalty revenue received by the company would be delivered to shareholders, instead of management.

Misstatement #3 – Innoviva claimed that we had not made a serious attempt to engage constructively with them. This is not true. In fact, the opposite is true. We had been repeatedly rebuffed in our attempts to have an active dialogue with non-management directors.

WE FIND THIS CONDUCT INEXCUSABLE. WE CANNOT FATHOM HOW ANY OBJECTIVE SHAREHOLDER CAN IN GOOD FAITH SUPPORT DIRECTORS THAT CONDONE SUCH EGREGIOUS MISCONDUCT.

ISS and Glass Lewis have stated that Innoviva has a “lack of transparency” and has “selectively structured” its responses to our concerns, respectively. Unlike Innoviva, we have set forth these quotes in full below so that our fellow shareholders have a clear understanding of the facts.

ISS has stated:

“In its filings, management describes Innoviva as a pass-through entity that collects royalty checks from GSK and distributes them to shareholders. However, the company has a cost structure that is incompatible with its described purpose, and during the engagement process with ISS positioned itself as a more complex business in which the additional operating costs translate in royalty growth above what would be driven solely by GSK sales efforts. This lack of transparency makes it difficult for shareholders to understand management’s strategy, and it has probably been a factor that negatively influenced investor perception of the NPV of BREO and ANORO and, therefore, negatively impacted Innoviva’s market cap over the past two years.” [Emphasis added]

Glass Lewis has stated:

“In turn, we believe the board has offered a selectively structured, unconvincing rebuke of material concerns surrounding Innoviva’s climbing costs, poor TSR performance, dubious compensation practices and troubling corporate governance protocols. In light of these considerable concerns, we believe investors would benefit from a fresh, shareholder-friendly perspective at the board level.” [Emphasis added]

In addition, recall some of the statements made by ISS and Glass Lewis in supporting Sarissa nominees:

For example, when discussing Innoviva’s corporate governance issues, including the NomGov committee process touted by Innoviva that added Patrick LePore and Barbara Duncan to the board, Glass Lewis stated:

“While we understand the board may view this framework as providing credibility to the process leading to the appointment of directors Duncan and [LePore], we believe the overwhelming bulk of associated disclosure suggests a deeply flawed committee effort mired in, among other things, dubious meeting protocols, poor member participation, inclusion of non-member directors and, most disconcertingly, the expansive involvement of the Company’s sitting CEO. In short, then, we believe there is sufficient cause to suggest Innoviva’s corporate governance architecture may be both faulty and reactive.” [Emphasis Added]

In recommending our entire slate of nominees, ISS stated:

“[Sarissa] has made a compelling case that change at the board level is warranted. The primary issue to be addressed is the company’s apparent misalignment between operating expenses and the company’s business objectives. There are also governance shortcomings rooted in a lack of transparency and communication, suggesting that the company would benefit from additional shareholder oversight.” [Emphasis Added]

Sarissa strongly believes that Innoviva must learn that shareholder capital must be optimized for the benefit of shareholders, not management. We are gravely concerned about the ability of the current board and management team to be good stewards of future shareholder capital and its desires to “build over time a recurring revenue business.”

Our nominees – George Bickerstaff, Jules Haimovitz and Odysseas Kostas – can help fix the problems at Innoviva. These qualified nominees understand that shareholder capital must be optimized for the benefit of shareholders, not management, and will work hard to make sure shareholder capital at Innoviva is so optimized.

INNOVIVA DOES NOT MARKET OR SELL ANY DRUGS. IT JUST COLLECTS ROYALTIES.

SO WHY IS IT SPENDING SO MUCH MONEY AND

WHY IS IT PAYING ITS MANAGEMENT AND DIRECTORS SO MUCH?

IT IS TIME FOR INNOVIVA TO BE OPTIMIZED FOR SHAREHOLDERS.

Time is of the essence. We urge you to VOTE THE GOLD PROXY CARD to help us deliver the necessary change to Innoviva. It is important that you submit your GOLD proxy card AS SOON AS POSSIBLE. Importantly, if you receive a white card from Innoviva, DO NOT return it, just discard it. If you want to follow ISS’ or Glass Lewis’ recommendation YOU MUST VOTE ON THE GOLD CARD AND YOU CANNOT VOTE THE WHITE CARD. Returning a white card, even if you withhold on Innoviva’s nominees, will not be a vote for the Sarissa nominees, and it would revoke any vote you previously submitted on the GOLD CARD.

PLEASE VOTE NOW by signing, dating and returning the GOLD proxy card. You may also vote by phone or internet by following the instructions on the GOLD PROXY CARD. If you have any questions regarding your GOLD proxy card or need assistance in executing your proxy, please contact our proxy solicitor:

D.F. KING & CO., INC.

STOCKHOLDERS CALL TOLL-FREE: (800) 549-6746

BANKS AND BROKERAGE FIRMS CALL: (212) 269-5550

WWW.DFKING.COM/INVA.

Contacts:

Sarissa Capital Management LP

Melinda Zech

203-302-2330

D.F. King & Co., Inc.

Edward McCarthy

Peter Aymar

212-269-5550

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ON MARCH 22, 2017, SARISSA CAPITAL MANAGEMENT LP (“SARISSA”), TOGETHER WITH THE OTHER PARTICIPANTS IN SARISSA’S PROXY SOLICITATION (THE “PARTICIPANTS”), FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2017 ANNUAL MEETING OF SHAREHOLDERS OF INNOVIVA, INC. (THE “COMPANY”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS ALSO AVAILABLE BY CONTACTING SARISSA’S PROXY SOLICITOR, D.F. KING & CO., INC., BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLL-FREE: (800) 549-6746 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269-5550, OR THROUGH THE INTERNET AT WWW.DFKING.COM/INVA

Consent of the author and publication to use the quotations contained in the material filed herewith as proxy soliciting material was neither sought nor obtained.